Registration Statement No. 333-156118

Filed pursuant to Rule 424(b)(3)

Amendment dated September 15, 2011 to

Pricing Supplements No. 32, 33, 34, 35, 36 and 37, dated January 30, 2009 to Prospectus Supplement and Prospectus each dated December 15, 2008 relating to the Aktiebolaget Svensk Exportkredit (Swedish Export Credit Corporation) Medium-Term Note Program

ELEMENTSSM

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between July 7, 2011 and September 14, 2011:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,000,000	96.143%	$961,430	July 25, 2011
$8,000,000	95.026%	$7,602,080	August 8, 2011
$4,000,000	93.647%	$3,745,880	August 9, 2011

Linked to the Rogers International Commodity Index®

— Agriculture Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between July 7, 2011 and September 14, 2011:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$6,000,000	101.162%	$6,069,720	July 12, 2011
$6,000,000	104.797%	$6,287,820	July 18, 2011
$2,000,000	102.944%	$2,058,880	July 20, 2011
$1,000,000	102.675%	$1,026,750	August 9, 2011
$5,000,000	100.392%	$5,019,600	August 11, 2011
$4,000,000	101.925%	$4,077,000	August 19, 2011
$1,000,000	101.925%	$1,019,250	August 19, 2011
$3,000,000	103.729%	$3,111,870	August 23, 2011
$6,000,000	103.559%	$6,213,540	August 25, 2011
$11,500,000	104.642%	$12,033,830	August 30, 2011
$5,000,000	107.152%	$5,357,600	September 6, 2011
$1,000,000	105.602%	$1,056,020	September 8, 2011
$2,000,000	106.468%	$2,129,360	September 9, 2011

Linked to the Rogers International Commodity Index®

— Metals Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between July 7, 2011 and September 14, 2011:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$2,500,000	125.156%	$3,128,900	August 10, 2011
$1,000,000	123.969%	$1,239,690	August 23, 2011

Linked to the Rogers International Commodity Index®

— Energy Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between July 7, 2011 and September 14, 2011:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,000,000	68.958%	$689,580	August 8, 2011

Linked to the MLCX Biofuels Index (Exchange Series)

— Total Return

Due October 24, 2022

The following issuances involved scheduled settlement between July 7, 2011 and September 14, 2011:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$5,000,000	115.689%	$5,784,450	August 12, 2011
$1,500,000	123.777%	$1,856,655	August 25, 2011
$500,000	128.309%	$641,545	September 7, 2011
$500,000	124.971%	$624,855	September 12, 2011
$500,000	125.016%	$625,080	September 13, 2011

Linked to the MLCX Grains Index

— Total Return

Due February 13, 2023

The following issuances involved scheduled settlement between July 7, 2011 and September 14, 2011:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,000,000	65.020%	$650,200	July 11, 2011
$500,000	70.418%	$352,090	July 26, 2011
$500,000	72.894%	$364,470	August 25, 2011
$1,000,000	77.147%	$771,470	September 6, 2011

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$82,000,000.00	103.05%	$84,499,615.00	$9810.41(1)

(1)        The registration fee is calculated in accordance with Rule 457(r) under the Securities Act.  As of the filing of this pricing supplement, there are unused registration fees of $37,739.00 that have been paid in respect of the securities covered by pricing supplements Nos. 32, 33, 34, 35, 36 and 37 under the registration statement on Form F-3 (No. 333-156118) of which these pricing supplements are a part. After giving effect to the registration fee for these offerings, $27,928.59 remains available for future offerings for such pricing supplements described above.